Contacts

EpiCept Corporation:	Investors:
777 Old Saw Mill River Road	LHA
Tarrytown, NY 10591	Kim Sutton Golodetz
Robert W. Cook	(212) 838-3777
(914) 606-3500	kgolodetz@lhai.com
rcook@epicept.com
or
Bruce Voss
(310) 691-7100
bvoss@lhai.com
@LHA_IR_PR
Media:
Feinstein Kean Healthcare Greg Kelley (617) 577-8110 gregory.kelley@fkhealth.com

EpiCept Reports First Quarter 2012 Operating and Financial Results

Conference Call Begins at 9:00 a.m. Eastern Time Today

TARRYTOWN, N.Y. (May 9, 2012) – EpiCept Corporation (Nasdaq OMX Stockholm Exchange and OTCQX: EPCT) today announced operating and financial results for the three months ended March 31, 2012, and provided an update on the Company’s key business initiatives.

“EpiCept achieved an important milestone with respect to AmiKet™ during the first quarter of 2012,” stated Jack Talley, President and CEO of EpiCept. “Following a successful meeting with the U.S. Food and Drug Administration (FDA) in December 2011 regarding the Phase III program for AmiKet™, we were awarded Fast Track Status last month by the FDA in the treatment of chemotherapy-induced peripheral neuropathy (CIPN). In the meantime, our efforts to identify and execute a strategy to exploit AmiKet™’s commercial opportunity have progressed to the point where multiple parties are considering becoming involved in advancing the development program, including a potential sale of the Company. We are focused on securing a positive outcome to this effort as quickly as possible.”

Business Highlights

•	Applied for Fast Track Status for AmiKet™ in February 2012 for the treatment of CIPN, which was awarded by the FDA in April. Also held a meeting with the European Medicines Agency (EMA) to review the Phase III requirements for obtaining marketing approval in the European Union (EU).

•	The Phase I safety portion of the National Cancer Institute (NCI)-sponsored trial of crolibulin™ in combination with cisplatin in anaplastic thyroid cancer (ATC) is nearing conclusion, after which the Phase II randomized efficacy proof-of-concept study is expected to commence.

•	SunTrust Robinson Humphrey was engaged in January 2012 to assist in exploring strategic options to exploit the commercial opportunity of AmiKet™. The engagement is focused on the identification and execution of a strategy that will optimize AmiKet™’s value for the Company’s stockholders, which includes the evaluation of potential transactions involving the sale of the Company.

•	The Company believes that its cash is sufficient to fund operations into the third quarter of 2012. The Company has reduced certain R&D and G&A expenses in 2012 compared with 2011 and raised cash via a repricing of expiring stock purchase warrants in January 2012, a $2.0 million registered direct financing in February 2012 and a $1.1 million registered direct financing in April 2012.

Product Portfolio Update

•	AmiKet™ — a prescription topical analgesic cream designed to provide long-term relief from the pain of peripheral neuropathies, which affect more than 15 million people in the U.S. alone. During the fourth quarter of 2011, EpiCept received permission from the FDA to commence Phase III clinical development of AmiKet™ for the treatment of CIPN and was encouraged to apply for Fast Track designation, which was granted in April 2012. The FDA further advised that a Special Protocol Assessment (SPA) would be available upon formal submission and agreement as to the Phase III trial protocol. The FDA waived several expensive and time consuming non-clinical toxicology studies, and indicated that a single, four-arm, factorial trial may suffice for regulatory approval if combined with other pivotal clinical data in another neuropathy such as diabetic peripheral neuropathy. EpiCept also met with the EMA regarding AmiKet™ in CIPN during the first quarter of 2012 to review the requirements for marketing approval in the EU and is awaiting receipt of the agency’s formal guidance. Discussions with several prospective parties to finance the Phase III development in the U.S. and/or Europe are continuing.

•	Ceplene® — approved in the EU and Israel for administration with low-dose interleukin-2 (IL-2) for the remission maintenance and prevention of relapse of patients with Acute Myeloid Leukemia (AML) in first remission; AML is the deadliest form of leukemia in adults. The product has been licensed to Meda AB of Sweden to market and sell in Europe and certain Pacific Rim countries. Ceplene® is licensed to Megapharm Ltd. to market and sell in Israel.

Ceplene® is currently on the list of pre-approved products for reimbursement in Germany, England, Sweden, Denmark and Italy (a temporary approval); additionally, it is available on a named-patient basis in many other countries in the EU. Reimbursement is being negotiated in France and Spain, among other countries in the EU. Meda continues to make progress in its long-term strategy to position Ceplene® as the standard of care in AML relapse prevention by securing inclusion of Ceplene® in clinical trials that are being conducted by key opinion leaders and by incorporating the use of Ceplene® into treatment guidelines in major countries. Following Ministry of Health approval of labeling and other reimbursement matters expected this year, Megapharm Ltd. is expected to commence the commercial launch of Ceplene® in Israel, until which time it is available there on a named-patient basis. Sales of Ceplene® were not material in the first quarter of 2012.

•	CrolibulinTM — a vascular disruption agent that has demonstrated potent anti-tumor activity in both preclinical and early clinical studies. In December 2010 the NCI initiated a Phase Ib/II trial with crolibulinTM to assess safety and efficacy in combination with cisplatin in patients with anaplastic thyroid cancer (ATC). Trial enrollment has progressed to the third and final dosing cohort for the Phase Ib portion of this trial. The Phase II randomized proof-of-concept efficacy portion of the trial is anticipated to begin later in 2012.

•	F573 (previously known as EP1013) — a di-peptide small-molecule compound licensed by EpiCept to GNI Group Ltd. in China, Japan and other key Asian territories that has demonstrated a potent inhibitory effect on caspases, a class of enzymes involved in cell death and inflammation. Drug efficacy has been shown in animal models relating to liver failure, brain ischemia and myocardial infarction. Data published in the Chinese Pharmacological Bulletin (2102 Volume 28 (1):136-139) during the first quarter of 2012 concluded that F573 is a new therapeutic drug candidate for the treatment of late-stage viral infection-induced hepatitis. F573 delivered intravenously demonstrated a therapeutic effect in a study involving 60 mice with acute liver injury, including a reduction in TNF-a and cell apoptosis. As part of its license agreement with GNI Group Ltd., EpiCept received a small upfront fee upon signing the agreement in 2008 and is eligible to receive milestone payments of more than $12 million based on the clinical advancement of F573 in in the licensed territories, as well as royalties on commercial sales. EpiCept retains the commercial rights to F573/EP1013 in all other markets. The next potential milestone payment would occur in conjunction with initiation of a Phase I trial in any of the territories outlined in the agreement. In July 2011, Shanghai Genomics, a wholly owned subsidiary of GNI Group Ltd., filed an Investigational New Drug (IND) application for F573 in China.

•	Azixa™* — a compound discovered by EpiCept and licensed to Myrexis, Inc. as part of an exclusive, worldwide development and commercialization agreement. AzixaTM has received orphan drug status in the U.S. for the treatment of glioblastoma multiforme (GBM). Myrexis announced in February 2012 that it has suspended company-wide operations pending the outcome of an internal evaluation of available strategic alternatives to enhance shareholder value. EpiCept is closely monitoring developments and intends to enforce its rights as appropriate under its license agreement with Myrexis.

Financial and Operating Highlights

EpiCept’s net loss attributable to common stockholders for the first quarter of 2012 was $4.7 million, or $0.06 per share, compared with a net loss attributable to common stockholders of $2.5 million, or $0.04 per share, for the first quarter of 2011. The net loss attributable to common stockholders for the first quarter of 2012 includes $1.2 million of deemed dividends on convertible preferred stock.

First Quarter 2012 vs. First Quarter 2011

Revenue
The Company recognized revenue of $0.2 million during each of the first quarters of 2012 and 2011. Revenue consisted primarily of the recognition of license fee payments previously received from the Company’s partners, as sales of Ceplene® continued to be immaterial.

Cost of Goods Sold
Cost of goods sold in the first quarter of 2011 consisted primarily of a $0.1 million expense for Ceplene® inventory the Company believes will not be sold prior to reaching its product expiration date. Cost of goods sold in the first quarter of 2012 was immaterial.

Selling, General and Administrative (SG&A) Expense
SG&A expense was $1.4 million in each of the first quarters of 2012 and 2011. The Company expects general and administrative expenses to remain at approximately current levels over the next few quarters, which should result in an approximate 20% reduction in SG&A expense by year-end 2012 when compared with 2011.

Research and Development (R&D) Expense
R&D expense in the first quarter of 2012 decreased by 24%, or $0.4 million, to $1.3 million from $1.7 million in the first quarter of 2011. The decrease was primarily attributable to lower regulatory fees for Ceplene®. The Company’s clinical and regulatory efforts in the first quarter of 2012 were focused on its open-label trial of Ceplene® that is intended to meet its post-approval requirements with the EMA, the Fast Track application to the FDA and its meeting with the EMA regarding the Phase III development of AmiKet™ for the EU. The Company expects R&D expense to trend lower over the next few quarters as a result of a reduction in staff and reduced clinical and regulatory activity.

Other Income (Expense)
Other income (expense) during the first quarter of 2012 amounted to net expense of $1.0 million compared with net income of $0.5 million in the first quarter of 2011. The primary components of other expense in 2012 were warrant amendment expense of $0.9 million and interest expense of $0.4 million related primarily to the Company’s senior secured term loan, which was partially offset by foreign exchange gains. The primary component of other income in 2011 was foreign exchange gains.

EpiCept expects to release its interim results for the period ending June 30, 2012 on or about August 10, 2012.

Liquidity

EpiCept had approximately $5.1 million in cash and cash equivalents as of March 31, 2012. In April 2012 the Company received approximately $1.0 million cash, net of $0.1 million in transaction costs, from the issuance of 1,065 shares of the Company’s Series B 0% Convertible Preferred Stock, at a price of $1,000 per share, and warrants to purchase 3.1 million shares of the Company’s Common Stock. The Shares of Series B Preferred Stock are convertible into an aggregate of 6.3 million shares of the Company’s Common Stock. The Company believes that its current cash is sufficient to fund operations into the third quarter of 2012.

The Company engaged SunTrust Robinson Humphrey in January 2012 to assist in exploring strategic alternatives to maximize the commercial opportunity of AmiKet™ for the treatment of CIPN following taxane-based therapy. The engagement is focused on the identification and implementation of a strategy designed to optimize AmiKet™’s value for the Company’s stockholders, which includes the evaluation of potential transactions involving the sale of the Company. EpiCept is considering various financing opportunities to obtain additional cash resources to fund operations and clinical trials, including the sale or licensing of assets and the sale of equity securities. While the Company expects to receive cash from sales of Ceplene® to Meda and royalties on the sales of Ceplene® by Meda and Megapharm, such cash payments are not expected to provide meaningful funding for the Company’s operations in 2012.

Conference Call

EpiCept will host a conference call to discuss these results and answer questions on May 9, 2012 beginning at 9:00 a.m. Eastern time.

To participate in the live call, please dial from the United States or Canada (877) 809-8594 or from international locations (706) 758-9407 (please reference access code 78786585). The conference call will also be broadcast live in listen-only mode on the Internet and may be accessed at www.epicept.com. The webcast will be archived for 90 days.

A telephone replay of the call will be available for seven days by dialing from the United States or Canada (855) 859-2056 or from international locations (404) 537-3406 (please reference reservation number 78786585).

About EpiCept Corporation

EpiCept is focused on the development and commercialization of pharmaceutical products for the treatment of pain and cancer. The Company’s pain portfolio includes AmiKet™, a prescription topical analgesic cream in late-stage clinical development designed to provide effective long-term relief of pain associated with peripheral neuropathies. The Company’s lead oncology product is Ceplene®, which has been granted full marketing authorization by the European Commission for the remission maintenance and prevention of relapse in adult patients with Acute Myeloid Leukemia (AML) in first remission. The Company has other oncology drug candidates in clinical development that were discovered using in-house technology and have been shown to act as vascular disruption agents in a variety of solid tumors.

Forward-Looking Statements

This news release and any oral statements made with respect to the information contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements which express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include: the risk that Ceplene® will not receive regulatory approval or marketing authorization in the United States or Canada, the risk that Ceplene® will not achieve significant commercial success, the risk that any required post-approval clinical study for Ceplene® will not be successful, the risk that we will not be able to maintain our final regulatory approval or marketing authorization for Ceplene®, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, the risks associated with our ability to continue to meet our obligations under our existing debt agreements, the risk that Azixa™ will not receive regulatory approval or achieve significant commercial success, the risk that we will not receive any significant payments under our agreement with Myrexis, the risk that clinical trials for AmiKet™ or crolibulinTM will not be successful, the risk that AmiKet™ or crolibulinTM will not receive regulatory approval or achieve significant commercial success, the risk that we will not be able to find a partner to help conduct the Phase III trials for AmiKet™ on attractive terms, a timely basis or at all, the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later-stage clinical trials, the risk that we will not obtain approval to market any of our product candidates, the risks associated with dependence upon key personnel, the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; and risks associated with our ability to protect our intellectual property. These factors and other material risks are more fully discussed in our periodic reports, including our reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in our filings which are available at www.sec.gov or at www.epicept.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors.

Selected financial information follows:

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Balance Sheet Data
(in $000s)
	March 31,	December 31,
	2012	2011
Cash and cash equivalents	$5,081	$6,378
Inventory	374	360
Property and equipment, net	102	120
Total assets	$6,162	$7,521
Accounts payable and other accrued liabilities	$3,042	$3,333
Deferred revenue	12,724	12,947
Notes and loans payable	7,230	8,022
Total stockholders’ deficit	(17,141)	(17,146)
Total liabilities and stockholders’ deficit	$6,162	$7,521

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Operations Data
(in $000s except share and per share data)
	Three Months Ended March 31,
	2012	2011
Revenue	$241	$238
Costs and expenses:
Cost of goods sold	1	90
Selling, general and administrative	1,430	1,394
Research and development	1,296	1,684

Total costs and expenses	2,727	3,168

Loss from operations	(2,486)	(2,930)

Other income (expense):
Interest income	2	2
Foreign exchange gain	256	504
Interest expense	(363)	(39)
Warrant amendment expense	(935)	—

Other income (expense), net	(1,040)	467

Net loss before income taxes	(3,526)	(2,463)
Income tax expense	(2)	(3)

Net loss	$(3,528)	$(2,466)
Deemed dividends on convertible preferred stock and warrant re-pricing	(1,175)	—

Loss attributable to common stockholders	$(4,703)	$(2,466)

Basic and diluted loss per common share	$(0.06)	$(0.04)

Weighted average common shares outstanding	77,056,424	60,102,966

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Cash Flows Data
(in $000s)
	Three Months Ended March 31,
	2012	2011
Net cash used in operating activities	$(3,069)	$(3,420)
Net cash used in investing activities	—	(1)
Net cash provided by financing activities	1,781	11,200
Effect of exchange rate changes on cash	(9)	(2)

Net (decrease) increase in cash and cash equivalents	(1,297)	7,777
Cash and cash equivalents at beginning of year	6,378	2,435

Cash and cash equivalents at end of year	$5,081	$10,212

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Stockholders’ Deficit Data
(in $000s)
	Three Months Ended March 31,
	2012	2011
Stockholders’ deficit at beginning of year	$(17,146)	$(14,135)
Net loss for the period	(3,528)	(2,466)
Stock-based compensation expense	245	236
Foreign currency translation adjustment	(264)	(531)
Share and warrant issuance	1,833	10,873
Warrant amendment expense	935	—
Exercise of warrants	784	—

Stockholders’ deficit at end of year	$(17,141)	$(6,023)

# # #

*Azixa is a registered trademark of Myrexis, Inc.

EPCT-GEN